EXHIBIT 99.1

[LOGO OF 3D SYSTEMS]

NEWS RELEASE

For Immediate Release

Contact:

Elizabeth Goode, Director Marketing

(661) 295-5600, ext. 2632

goodee@3dsystems.com

Trudy Self, Investor Relations

Self & Associates

(909) 336-5685

tmself@aol.com

3D Systems Corp. Announces Q1 2003 Results

VALENCIA, Calif.- July 15, 2003. 3D Systems Corp. (NASDAQ: TDSCE). 3D Systems Corp. announced today revenue for the quarter ended March 28, 2003 was $23.0 million compared with revenue of $27.5 million (restated) in the quarter ended March 29, 2002, a decrease of 16.3%. Net loss for Q1 2003 was $6.9 million or $.54 per share compared with a profit of $8.7 million or $.66 in Q1 2002. Included in the Q1 2002 results is a pretax gain of $18.5 million resulting from the Vantico arbitration settlement. Included in the results for Q1 2003 are expenses related to the recently completed investigation of revenue recognition issues by the Audit Committee of the Board of Directors.

“The worldwide decrease in capital spending continued to impact sales in the first quarter, particularly the sales of our larger frame systems,” said Brian K. Service, chief executive officer for 3D Systems. “Q1 2003 sales of these systems decreased over Q1 2002 as many of our customers chose to either delay purchase decisions or purchase less expensive systems. Weakness in U.S. sales in Q1 was attributable to a number of factors including (1) geopolitical concerns prior to the invasion of Iraq, (2) the substantial time and attention, at all levels of management, required in connection with the investigation conducted by the Audit Committee which began in

February 2003 and (3) efforts required to complete the 2002 audit. Since April 1st, and with the 2002 audit now complete, we have seen a noticeable increase in purchase inquiries” he added.

“Material sales were lower in Q1 2003, than the previous year period. This reflects a shift from the sales of Vantico SL materials to the sales of our proprietary Accura® SL materials, as well as, fewer initial vat fill revenues resulting from a decrease in the number of systems sold in Q1. After the settlement with Vantico, we recovered approximately 50% worldwide volume market share for SL materials used in our SLA® systems. The sales from our Accura SL materials generate approximately the same margin dollars as previous sales of Vantico SL material, as our sales margin is higher on the Accura SL materials than revenue received from distributing Vantico produced materials,” he said.

“Sales for systems sold for advanced digital manufacturing (ADMSM) solutions continue to rise as interest in ADM applications increases,” Service added.

“Toward the end of 2002 we moved to aggressively control costs and expenditures and the results of these programs are beginning to have a positive effect. Overall operating costs decreased to $13.3 million compared with $14.9 million in Q1 2002 a decrease of 10.7%. In the coming quarters, we intend to focus our attention on continuing to control costs while aggressively moving to take advantage of opportunities for ADM solutions and to stabilize our RP sales,” he concluded.

Subsequent to the end of the quarter, on May 5, 2003, the Company completed a private placement resulting in net proceeds to the Company of $15.2 million. Of these proceeds, $9.6 million was used to pay down bank debt incurred in conjunction with the acquisition of DTM Corp. in 2001 and the Company has agreed to obtain alternate financing of its revolving debt (8.5 million of which is currently outstanding) by September 30, 2003. At June 27, 2003, the Company had cash balances of $8.4 million.

3D Systems will hold a conference call today to discuss the 2002 and first quarter 2003 results at 9:30 a.m. Eastern Daylight Time (6:30 a.m. Pacific Daylight Time). To access the call, dial 877/613-8341 or 706/679-7620 internationally. A recording of the call will be available two hours after the completion of the call for 7 days. To access the recording, dial 800/642-1687 or 706/645-9291 internationally and enter 1709511, the conference call ID number.

About 3D Systems

Founded in 1986, 3D Systems®, the solid imaging companySM, provides solid imaging products and solutions that reduce the time and cost of designing products and facilitate direct and indirect manufacturing. Its systems utilize patented technologies to create physical objects from digital input that can be used in design communication, prototyping, and as functional end-use parts.

3D Systems currently offers the ThermoJet® solid object printer, SLA® (stereolithography) systems, SLS® (selective laser sintering) systems, and Accura® materials (including photopolymers, metals, nylons, engineering plastics, and thermoplastics).

3D Systems is the originator of the advanced digital manufacturing (ADMSM) solution for manufacturing applications. ADM is the utilization of 3D Systems solid imaging technologies to accelerate production of smaller volumes of customized/specialized parts. A typical ADM center is expected to contain multiple 3D Systems’ SLA, MJM and/or SLS systems dedicated to full-time manufacturing applications.

Product pricing in the U.S. ranges from $49,995, for the ThermoJet printer, to $799,000 for the high-end SLA 7000 system. 3D Systems’ multiple platform product line enables companies to choose the most appropriate systems for applications ranging from the creation of design communication models to prototypes to production parts. More information on the company is available at www.3dsystems.com, or by phoning 888/337-9786, or 661/295-5600 ext. 2882 internationally. An investor packet can be obtained by calling 800/757-1799.

Note to editors: ADM and the solid imaging company are service marks; and si2 is a trademark; and ThermoJet, SLA, SLS, Accura, 3D Systems and the 3D logo are registered trademarks of 3D Systems Inc.

Certain statements in this news release may include forward-looking statements that express the expectation, prediction, belief or projection of 3D Systems. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance and achievement of 3D Systems to be materially and adversely different from any future results, performance or achievement expressed or implied by these forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to; disruption caused by the reconfiguration of the management team, the receipt of a commitment letter by September 30, 2003 to refinance the outstanding obligations with US Bank the funding of amounts of capital adequate to provide for the working capital needs of the Company; actions of competitors and customers; the Company’s ability to successfully design and produce new products; customer acceptance of new products; the Company’s ability to enter into successful relationships with new customers to fully exploit its products; the Company’s ability to successfully implement all elements of its restructuring and cost savings program, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements.

Table follows:

3D SYSTEMS CORPORATION

Consolidated Balance Sheets

As of March 28, 2003 and December 31, 2002

(in thousands)

	3/28/2003	12/31/2002
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$3,510	$2,279
Accounts receivable, less allowances for doubtful accounts of $2,607 and $3,068	20,133	27,420
Current portion of lease receivables	322	322
Inventories, net of reserves of $2,111 and $1,876	13,997	12,564
Prepaid expenses and other current assets	3,169	3,687

Total Current Assets	41,131	46,272

Property and equipment, net	14,138	15,339
Licenses and patent costs, net	16,051	14,960
Lease receivables, less current portion, net of allowance of $463 and $414	459	553
Acquired technology, net	7,240	7,647
Goodwill	44,499	44,456
Other Assets, net	2,682	3,006

	$126,200	$132,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of Credit	$6,350	$2,450
Accounts payable	10,173	10,830
Accrued liabilities	14,618	15,529
Current portion of long-term debt	9,755	10,500
Customer deposits	700	801
Deferred revenues	14,009	14,770

Total current liabilities	55,605	54,880

Other liabilities	3,275	3,397
Long-term debt, less current portion	4,010	4,090
Subordinated debt	10,000	10,000

Total Liabilities	72,890	72,367

Stockholders’ equity:
Preferred stock, authorized 5,000 shares, none issued	—	—
Common stock, authorized 25,000 shares, issued and outstanding 12,734 and issued and outstanding 12,725	13	13
Capital in excess of par value	84,970	84,931
Notes receivable from officers	(59)	(59)
Accumulated deficit	(28,290)	(21,419)
Accumulated other comprehensive loss	(3,324)	(3,600)

Total stockholders’ equity	53,310	59,866

	$126,200	$132,233

3D SYSTEMS CORPORATION

Consolidated Statements of Operations

For the Three Months Ended March 28, 2003 and March 29, 2002

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	03/28/2003	03/29/2002
		As Restated
Sales:
Products	$14,737	$19,261
Services	8,280	8,253

Total sales	23,017	27,514

Cost of Sales:
Products	8,501	10,880
Services	7,021	6,314

Total cost of sales	15,522	17,194

Gross Profit	7,495	10,320

Operating expenses:
Selling, general and administrative	10,656	10,970
Research and development	2,600	3,928

Total operating expenses	13,256	14,898

Loss from operations	(5,761)	(4,578)

Interest and other income (expense), net	(894)	(700)
Gain on arbitration settlement	—	18,464

Loss from operations	(6,655)	13,186
Provision for income taxes	216	4,492

Net (loss) income	$(6,871)	$8,694

Shares used to calculate basic net (loss) income per share	12,724	13,132

Basic net (loss) income per share	$(0.54)	$0.66

Shares used to calculate diluted net (loss) income per share	12,724	14,651

Diluted net (loss) income per share	$(0.54)	$0.59